Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Polymer Holdings LLC:

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refer to changes in accounting for income tax uncertainties as of January 1, 2007 and other post retirement plans as of December 31, 2006.

Houston, TX

December 2, 2009